Calculation of Filing Fee Tables
S-8
VALMONT INDUSTRIES INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $1.00 per share	Other	200,000	$ 492.73	$ 98,546,000.00	0.0001381	$ 13,609.20
Total Offering Amounts:						$ 98,546,000.00		$ 13,609.20
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 13,609.20
Offering Note
[1]	Amount Registered covers shares of Common Stock, par value $1.00 per share ("Common Stock"), of Valmont Industries, Inc. (the "Registrant") to be issued under the Valmont 2026 Employee Stock Purchase Plan. In addition to the shares set forth in the table, pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), the number of shares registered includes an indeterminate number of additional shares of Common Stock which may become issuable by reason of any stock split, stock dividend, recapitalization or similar transaction. Maximum Offering Price Per Unit is estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act and based upon the average of the high and low sales prices of the Registrant's Common Stock as reported on the New York Stock Exchange on April 24, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources